FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
October 13, 2014	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Karmin-1 Well Discovery to be
Completed for Production

Salt Lake City, October 13, 2014 – FX Energy, Inc. (NASDAQ: FXEN), today reported that drilling, coring and logging of the Karmin-1 well have been completed.  Results of these operations show 30 meters of gas-saturated Rotliegend sandstone with porosity of up to 30%.  The well flowed at a rate up to 6.7 mmcfg/d on a 22/64” choke with no water.  It will now be completed for production and is expected to start producing early in 2016.

PGNiG, the operator and 51% owner of the well, is running a full production test to determine flow rates and reserves. The test is expected to be completed on October 14, 2014.  FX Energy owns a 49% interest in the Karmin-1 well.

Baraniec-1 well

The Baraniec-1 well, which began drilling last month, has run casing to a depth of 3,894 meters at the base of the Zechstein.  The well is a planned test of a Rotliegend sandstone structure.  If successful, Baraniec-1 will be connected to the production facility at Lisewo and could be in production by year-end 2015.

Both the Karmin-1 and Baraniec-1 wells are located in the Fences license where the Polish Oil and Gas Company (PGNiG) is the operator and owns 51% of the working interest; FX Energy owns 49%.

Angowice-1 well

The Company also reported that the drill rig is in position on the Angowice-1 well location and drilling is expected to start in the next few days.  The Angowice-1 well targets a 3-D defined Devonian reefoidal buildup at a projected depth of 3,084 meters.  The target is similar to the productive horizon at the Tuchola field approximately 12 kilometers to the southeast.  If the Angowice-1 well is successful it could share production facilities with the Tuchola wells.  The Angowice and Tuchola wells are located in the Edge license, where the Company is the operator and owns 100% of the working interest.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the U.S. and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction, or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability; or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned, or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration, it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential, or likelihood of discovery respecting exploration targets are certainly not guarantees of discovery, the actual presence or recoverability of hydrocarbons, or the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.